                                                    Exhibit 10.35

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (this “Agreement”), effective as of February 21, 2001 (the “Effective Date”), is entered into between ABGENIX, INC., a Delaware corporation (“ABX”), having a place of business at 7601 Dumbarton Circle, Fremont, California 94555, and PSMA DEVELOPMENT COMPANY, LLC, a Delaware limited liability company (“PSMA”), having a place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591, with respect to the following facts:

RECITALS

A.           ABX has rights in certain strains of XenoMouseTM Animals (as defined below) that are capable of producing human antibodies when immunized with an antigen.

B.           PSMA desires to engage in a research program to immunize the XenoMouse Animals with the Antigen (as defined below) to generate human monoclonal antibodies to the Antigen.

C.           ABX is willing to grant to PSMA, and PSMA desires to obtain, an exclusive license to engage in such program and an option to obtain an exclusive license to commercialize products comprising one or more antibodies derived from such research on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the parties agree as follows:

1. DEFINITIONS

For purposes of this Agreement, the terms set forth in this Section 1 shall have the respective meanings set forth below:

1.1 “ABX In-License” shall mean a license, sublicense or other agreement under which ABX acquired rights to the ABX Patent Rights or ABX Know-How Rights.

1.2 “ABX Know-How Rights” shall mean, collectively, all trade secret and other know-how rights (other than Research Program Know-How Rights) in the ABX Technology described in clauses (a) and (b) of Section 1.4 below or clause (d) of Section 1.4 below to the extent it relates to clauses (a) and (b) of Section 1.4 below.

1.3 “ABX Patent Rights” shall mean, collectively, (a) all patent applications (other than Research Program Patent Rights) owned or controlled by ABX heretofore or hereafter filed in any country which claim, and only to the extent they claim, the ABX Technology described in clauses (a) and (b) of Section 1.4 below or clause (d) of Section 1.4 below to the extent it relates to clauses (a) and (b) of Section 1.4 below; (b) all patents (other than Research Program Patent Rights) that have issued or in the future issue from any of the foregoing patent applications, including, without limitation, utility models, design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.  The ABX Patent Rights shall include, without limitation, those patents and patent applications listed on the attached Exhibit C.

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1.4 “ABX Technology” shall mean, collectively, (a) all XenoMouse Animals (including, without limitation, those immunized with the Antigen hereunder), all other materials specified in Section 3.2 below and all uses thereof; (b) all XenoMouse Methods; (c) all materials (other than Research Program Technology) derived from the foregoing and all uses thereof; and (d) all information (other than Research Program Technology) regarding the foregoing (and all tangible and intangible embodiments thereof); in each case which is disclosed by ABX to PSMA under this Agreement or the Material Transfer Agreement or which is derived from activities under this Agreement or the Material Transfer Agreement.  All ABX Technology shall be Confidential Information of ABX (unless included within a Confidentiality Exception, as defined below).

1.5 “Affiliate” shall mean, with respect to any person or entity, any other person or entity that controls, is controlled by or is under common control with such person or entity.  For purposes of this Agreement, a person or entity shall be in “control” of an entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), or otherwise has the power to control the management and policies of such other entity.

1.6 “Antibody” shall mean a composition comprising a whole antibody, or any fragment thereof derived from the XenoMouse Animals or derived from any such antibody or fragment.

1.7 “Antibody Cells” shall mean all cells that contain, express or secrete antibodies or genetic materials that encode antibodies.

1.8 “Antigen” shall mean prostate specific membrane antigen, as well as fragments thereof, all as described in [*].

1.9 “BLA” shall mean a Biologics License Application, Product License Application, New Drug Application, or similar application for marketing approval of a product for use in the Commercial Field submitted to the FDA, or its foreign equivalent.

1.10 “Commercial Field” shall mean human therapeutic, preventative (prophylactic) and diagnostic medical use.

1.11 “Confidential Information” shall mean, with respect to a party, all information (and all tangible and intangible embodiments thereof), which is owned or controlled by such party, is disclosed by such party to the other party pursuant to this Agreement or the Material Transfer Agreement, and (if disclosed in writing or other tangible medium) is marked or identified as confidential at the time of disclosure to the receiving party or (if otherwise disclosed) is identified as confidential at the time of disclosure to the receiving party and described as such in writing within [*] after such disclosure.

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Notwithstanding the foregoing, Confidential Information of a party shall not include information which, and only to the extent, the receiving party can establish by written documentation (a) was known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party; (b) was or becomes generally available in the public domain, without the fault of the receiving party; (c) has been received by the receiving party at any time from a source, other than the disclosing party, rightfully having possession of and the right to disclose such information free of confidentiality obligations; (d) becomes otherwise known by the receiving party free of confidentiality obligations prior to disclosure of such information by the disclosing party to the receiving party; or (e) has been independently developed by employees or others on behalf of the receiving party without access to or use of such information disclosed by the disclosing party to the receiving party (each of the foregoing exceptions being referred to herein as a “Confidentiality Exception”).

1.12 “Core Third-Party Patents” shall mean an issued, unexpired patent that is owned or controlled by a third party and is not licensed to ABX or an Affiliate of ABX, that has not been invalidated in a final unappealed or unappealable judgment by a court of competent jurisdiction, which patent covers XenoMouse Animals and which patent would be infringed by the sale of Products but for ABX or PSMA, as the same may be, obtaining a license under such patent (other than pursuant to this Agreement) in order to commercialize Products in the Commercial Field under this Agreement.

1.13 “Cytogen” shall mean Cytogen Corporation, a Delaware corporation.

1.14 “Derived” or “derived” shall mean obtained, developed, created, synthesized, designed or resulting from, based upon or otherwise generated (whether directly or indirectly, or in whole or in part).

1.15 “FDA” shall mean the Food and Drug Administration of the United States, or the successor thereto.

1.16 “First Commercial Sale” shall mean, with respect to any Product, the first sale of such Product by a party, its Affiliates or (sub)licensees to customers who are not Affiliates in any country after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority of such country.

1.17 “Genetic Material” shall mean a nucleotide or nucleic acid sequence (whether coding or noncoding and whether intact or a fragment).

1.18 “[*] Agreement” shall mean that certain [*] Agreement entered into by and between [*], effective as of [*], as the same may be amended from time to time.

1.19 “IND” shall mean an Investigational New Drug application filed with the FDA, or any corresponding filing or submission with any foreign regulatory authority required to commence human clinical testing of any product.

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1.20 “Licensed ABX IP Rights” shall mean ABX’s rights in the ABX Know-How Rights, ABX Patent Rights, Research Program Know-How Rights and Research Program Patent Rights.

1.21 “Major Countries” shall mean, collectively, [*].

1.22 “Material Transfer Agreement” shall mean the Material Transfer Agreement effective as of [*], between the parties.

1.23 “Net Sales” shall mean, with respect to any Product, the gross sales price of such Product in final form invoiced by PSMA, its sublicensees and their respective Affiliates to customers who are not Affiliates or sublicensees (or are Affiliates or sublicensees but are end users of such Product) less, to the extent actually paid or accrued by PSMA, its sublicensees or their respective Affiliates (as applicable), (a) normal and customary credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, out-dated or returned Product; (b) normal and customary outer packing, freight and insurance costs incurred in transporting such Product in final form to such customers; (c) normal and customary cash, quantity and trade discounts, rebates and other price reductions for such Product given to such customers; (d) sales, use, excise, value-added and other taxes (but not income taxes of any kind) imposed upon the sale of such Product in final form to such customers; and (e) customs duties, surcharges and other governmental charges incurred in exporting or importing such Product in final form to such customers.  Sales by PSMA, its Affiliates or sublicensees at or below the fully burdened cost of manufacturing such Product or purchasing such Product from a Third-Party manufacturer (plus, in each case, the costs of shipping), solely for the research or clinical testing of such Product or for indigent or similar public support or compassionate use programs, shall be excluded from the computations of Net Sales.

In the case of a Combination Product (as defined below) for which the agent or ingredient constituting a Product and each of the other active agents or active ingredients not constituting Products have established market prices when sold separately, Net Sales shall be determined by [*].  When such separate market prices are not established, then [*].  For purposes of the foregoing, “Combination Product” shall mean any product containing both an agent or ingredient, which constitutes a Product and one or more [*] which do not by themselves constitute Products, whether such [*] are packaged separately but sold together or are both packaged and sold together.

1.24 “Phase II Clinical Trial” shall mean a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study or that would otherwise satisfy requirements of 21 CFR 312.21(b), or its foreign equivalent.

1.25 “Phase III Clinical Trial” shall mean a pivotal human clinical trial in any country the results of which could be used to establish safety and efficacy of a Product as a basis for a BLA or that would otherwise satisfy requirements of 21 CFR 312.21(c), or its foreign equivalent.

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1.26 “Product” shall mean any product that consists of or includes one or more Antibodies that binds to the Antigen and that constitutes Research Program Technology.

1.27 “Progenics” shall mean Progenics Pharmaceuticals, Inc., a Delaware corporation.

1.28 “PSMA Know-How Rights” shall mean, collectively, all trade secret and other know-how rights (other than Research Program Know-How Rights) specifically in PSMA Technology.

1.29 “PSMA Patent Rights” shall mean, collectively, (a) all patent applications (other than Research Program Patent Rights) owned or controlled by PSMA heretofore or hereafter filed in any country which specifically claim, and only to the extent they claim, PSMA Technology; (b) all patents that have issued or in the future issue from any of the foregoing patent applications, including, without limitation, utility models, design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.

1.30 “PSMA Technology” shall mean, collectively, all technology owned or controlled by PSMA (other than Research Program Technology) relating to the Antigen, including, without limitation, (a) the Antigen, (b) antibodies or fragments of antibodies that bind to the Antigen, (c) Genetic Materials encoding (a) or (b), (d) recombinant cells containing or expressing (a), (b) or (c), (e) all uses of the foregoing, including, without limitation, medical therapeutics, prophylactics and diagnostics, and (f) information regarding the foregoing (and all tangible and intangible embodiments thereof).  All PSMA Technology shall be Confidential Information of PSMA (unless included within a Confidentiality Exception).

1.31 “Research Field” shall mean the immunization of XenoMouse Animals with the Antigen and the use of such immunized XenoMouse Animals and materials derived from such immunized XenoMouse Animals, in each case solely for the creation, identification, analysis, research, characterization and preclinical development (but not for the screening of compositions, other than Antibodies that specifically bind to the Antigen) of Antibodies for use in the Commercial Field.

1.32 “Research Program” shall mean the research and preclinical development program described in Section 3.1 below.

1.33 “Research Program Know-How Rights” shall mean, collectively, all trade secret and other know-how rights specifically in Research Program Technology.

1.34 “Research Program Patent Rights” shall mean, collectively, (a) all patent applications hereafter filed in any country which specifically claim and only to the extent they claim Research Program Technology; (b) all patents that have issued or in the future issue from any of the foregoing patent applications, including, without limitation, utility models, design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patents and patent applications.

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1.35 “Research Program Technology” shall mean, collectively, (a) Antibodies that bind to the Antigen; (b) Genetic Materials that encode Antibodies that bind to the Antigen; (c) amino acid sequences of Antibodies that bind to the Antigen; (d) Antibody Cells that contain express or secrete Antibodies that bind to the Antigen or Genetic Materials that encode such Antibodies; (e) uses of the foregoing; and (f) information regarding the foregoing (and all tangible and intangible embodiments thereof); in each case that is derived from the activities under and in strict accordance with this Agreement or the Material Transfer Agreement.  All Research Program Technology shall be Confidential Information of ABX and PSMA (unless included within a Confidentiality Exception).

1.36 “Royalty Term” shall mean, with respect to the sale of a Product in each country, the longer of (a) [*] from the date of the First Commercial Sale of such Product to be sold in such country, or (b) if, at the time of the First Commercial Sale of such Product in such country, any of the XenoMouse Animals, the use of the XenoMouse Animals hereunder or the manufacture, use, offer for sale, sale or import of such Product in such country would infringe a Valid Claim, the term for which such Valid Claim remains in effect and would be infringed.

1.37 “Technology” shall mean, collectively, ABX Technology, PSMA Technology and Research Program Technology.

1.38 “Valid Claim” shall mean either (a) a claim of an issued and unexpired patent included within the ABX Patent Rights or the Research Program Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the ABX Patent Rights or the Research Program Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application and which application has not been pending itself or through claim of priority for more than [*].

1.39 “XenoMouse Animals” shall mean [*], and are intended to be immunized with the Antigen under this Agreement or the Material Transfer Agreement.

1.40 “XenoMouse Methods” shall mean, collectively, (a) all methods and techniques, currently known or developed during the term of the Research Program, specific to immunizing XenoMouse Animals with an antigen or deriving specifically therefrom Antibodies, Genetic Materials that encode Antibodies, or Antibody Cells that contain, express or secrete Antibodies or such Genetic Materials, and all uses thereof, which are disclosed by ABX to PSMA under this Agreement or the Material Transfer Agreement; and (b) all methods and techniques specific to immunizing XenoMouse Animals with an antigen or deriving therefrom Antibodies, Genetic Materials that encode Antibodies, or Antibody Cells that contain, express or secrete Antibodies or such Genetic Materials, and all uses thereof specific to XenoMouse Animals, which are derived from activities under this Agreement or the Material Transfer Agreement.

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2. REPRESENTATIONS AND WARRANTIES

Each party represents and warrants to the other party as follows:

2.1 Organization.  Such party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

2.2 Authorization and Enforcement of Obligations.  Such party (a) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (b) has taken all requisite action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.  This Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid, binding obligation, enforceable against such party in accordance with its terms subject, as to enforcement, to bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles.

2.3 Consents.  All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such party in connection with this Agreement have been obtained.

2.4 No Conflict.  The execution and delivery of this Agreement and the performance of such party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such party.

2.5 Further Representations, Warranties and Covenants of ABX.  ABX further represents and warrants to PSMA, as of the Effective Date, and covenants, that:

2.5.1 To the knowledge of ABX, there are no existing or threatened actions, suits or claims pending with respect to the subject matter hereof or the right of ABX to enter into and perform its obligations under this Agreement.

2.5.2 ABX has the full right and authority to grant the rights and licenses granted herein; it has not previously granted any rights under the Licensed ABX IP Rights in conflict with the rights and licenses granted to PSMA herein; ABX has no current actual knowledge of (a) any existing or threatened actions, suits or claims pending against ABX with respect to the Licensed ABX IP Rights, or (b) any Core Third-Party Patents that would prohibit PSMA’s use of the Licensed ABX IP Rights as licensed under this Agreement.

2.5.3 [*].

2.5.4 ABX has provided to PSMA copies of all applicable ABX In-Licenses as of the Effective Date (which copies are complete except as to the redaction of confidential financial information) setting forth all applicable limitations or restrictions on the Licensed ABX IP Rights and the XenoMouse Animals.

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2.5.5 ABX will use commercially reasonable efforts to maintain in force the [*] and the other ABX In-Licenses.

2.5.6 ABX shall, at the reasonable request of PSMA, discuss with PSMA ABX’s interpretation of material terms and conditions of ABX In-Licenses, including, without limitation, any limitations on ABX’s right to transfer or grant licenses or sublicenses to PSMA to any and all rights to technology within the scope of the ABX Patent Rights and/or ABX Know-How Rights under any ABX In-License.

2.5.7 ABX shall not agree to any termination, modifications or amendments to any ABX In-Licenses that would adversely affect PSMA’s rights under this Agreement without first obtaining PSMA’s prior written consent (which shall not be unreasonably withheld), and ABX shall notify PSMA as soon as practicable (if possible) of any material modification or amendment of any ABX In-License that materially affects (positively or negatively) PSMA’s rights or obligations under this Agreement and provide to PSMA a copy of such modification or amendment.

2.5.8 ABX shall promptly provide PSMA with a copy of any notice of default by ABX and/or its sublicensee under any ABX In-License, and of any notice of termination by any other party to any ABX In-License.

2.5.9 If any officer of ABX becomes actually aware of any third-party intellectual property that would constitute a Core Third-Party Patent, ABX agrees to inform PSMA of such third-party intellectual property and discuss with PSMA ways to resolve issues related thereto; provided, however, that the failure of ABX to so notify PSMA shall not form the basis for the termination of this Agreement by PSMA to the extent that ABX has exercised prudent and reasoned diligence in its efforts to keep PSMA so advised and such failure was not the result of willful misconduct or gross negligence on the part of ABX.

2.5.10 ABX will disclose to PSMA, at PSMA’s request, all methods, techniques and other information regarding the protocols described in Exhibit B that are used by ABX at the time of the delivery to PSMA of XenoMouse Animals in accordance with Section 3.2, and shall consult with PSMA as reasonably requested by PSMA with respect to the practice and application of such methods, techniques or information in the conduct of the Research Program.

2.5.11 During the term of this Agreement, ABX shall not (a) develop or sell any antibody or fragment thereof that binds to the Antigen, or enter into any agreement with any third party for the creation, research or development of such antibodies or fragments thereof, or (b) option, license or otherwise transfer intellectual property rights of any kind whatsoever, whether for research or commercial purposes, to any third party, to develop or sell any antibody or fragment thereof that binds to the Antigen, without the prior written consent of PSMA.

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2.6 DISCLAIMER OF WARRANTIES.  EXCEPT AS EXPRESSLY STATED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATERIALS, PRODUCTS OR LICENSED TECHNOLOGY, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY REGARDING VALIDITY, ENFORCEABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.  EXCEPT AS EXPRESSLY STATED HEREIN, ALL MATERIALS PROVIDED TO EITHER PARTY HEREUNDER ARE PROVIDED “AS IS.”

3. RESEARCH PROGRAM

3.1 Conduct.

3.1.1 During the term of the Research Program, PSMA shall conduct the Research Program as set forth in Exhibit A.  During the term of the Research Program, PSMA may conduct, in its sole discretion, such additional preclinical research in the Research Field as PSMA reasonably desires; provided, however, prior to commencing such additional preclinical research, PSMA shall give prior written notice to ABX of the nature and scope of such additional preclinical research.  PSMA shall provide the personnel, materials, equipment and other resources required to conduct the Research Program.  PSMA shall conduct the Research Program in accordance with applicable scientific and professional standards, and in compliance in all material respects with the requirements of applicable laws, regulations and current good laboratory practices.

3.1.2 Upon the mutual agreement of the parties, ABX shall conduct such immunizations of the XenoMouse with the Antigen as the parties mutually agree, and deliver to PSMA such Antibodies binding to the Antigen, Genetic Materials encoding such Antibodies and Antibody Cells that contain, express or secrete such Antibodies or Genetic Materials as the parties mutually agree.  In such case, and in each such case at each party’s own cost, (a) PSMA shall deliver to ABX such PSMA Technology as reasonably necessary to conduct such activities; (b) ABX shall provide the personnel, materials, equipment and other resources required to conduct such activities; and (c) ABX shall conduct such activities in accordance with applicable scientific and professional standards, and in compliance in all material respects with the requirements of applicable laws, regulations and current good laboratory practices.  ABX’s right and obligation to conduct immunizations and other research under this Section 3.1.2 shall terminate on the earlier of (x) the delivery to PSMA of such Antibodies binding to the Antigen, Genetic Materials encoding such Antibodies and Antibody Cells that contain, express or secrete such Antibodies or Genetic Materials as the parties mutually agree prior to the commencement of such immunizations and other research, and (y) express written notice from either party to the other party of the termination of such immunizations and other research.

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3.2 Deliveries.

3.2.1 Pursuant to the Material Transfer Agreement, ABX has delivered to PSMA, [*] XenoMouse Animals, together with the protocols described in Exhibit B for use in the Research Program.  ABX shall deliver to PSMA, at the facilities of Progenics described in the previous sentence, the following materials in each case for use in the Research Program:  (i) [*]; (ii) [*], upon the written request of PSMA; and (iii) [*], as requested by PSMA by giving not less than [*] prior written notice to ABX (which, to be effective, such written notice must be received by ABX not later than the date [*] following the Effective Date).

3.2.2 If, prior the [*] anniversary of the Effective Date, PSMA reasonably desires additional [*] under the Research Program, then subject to availability (as reasonably determined by ABX), ABX shall deliver to PSMA up to such additional quantity, not to exceed [*] as reasonably requested by PSMA [*] under the Research Program.  Within [*] after receipt by PSMA of such [*], PSMA shall pay to ABX [*].

3.2.3 ABX acknowledges that the facilities described above in this Section 3.2 are owned by [*].  PSMA and Progenics represent and warrant that (a) Progenics is, and at all times during which Progenics is using such facilities shall be, the lessee from [*] of, and has the right to occupy and use, such facilities, (b) [*], and (c) [*] shall have no right, title or interest in or to the Technology.

3.3 Records.  PSMA shall maintain records, in reasonable detail and in good scientific manner appropriate for patent purposes, which shall be complete and accurate in all material respects and shall reflect work done and results achieved in the performance of the Research Program.  ABX shall have the right, during normal business hours and upon reasonable notice, and at its sole expense to inspect and copy all such records of PSMA to the extent reasonably required in connection with the performance of its obligations or exercise of its rights under this Agreement.  All such records shall be Confidential Information of PSMA, unless included within a Confidentiality Exception.

3.4 Reports.  During the term of the Research Program, PSMA shall keep ABX informed of the progress of its activities under the Research Program to the extent reasonably necessary for ABX to perform its obligations or exercise its rights under this Agreement.  To this end, within [*] following the last day of each [*] during the term of the Research Program, PSMA shall prepare, and provide to ABX, a written summary report which shall describe the work performed to date under the Research Program and the results thereof.  In addition, PSMA shall promptly notify ABX at such time as PSMA may select a compound candidate for clinical development.  All such reports and other information so provided shall be Confidential Information of PSMA, unless included within a Confidentiality Exception.

3.5 Term of Research Program.  Unless this Agreement is earlier terminated, the term of the Research Program shall commence on [*], and shall continue through the earlier of (a) the [*] of the Effective Date, and (b) the date of the exercise by PSMA of the Option.

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3.6 Communication.  PSMA shall conduct the Research Program under the direct supervision of [*], or such other person proposed by PSMA and accepted by ABX, such acceptance not to be unreasonably withheld, who shall be the primary contact for PSMA regarding the Research Program.  PSMA shall provide ABX with reasonable access to such persons, on reasonable notice and during normal business hours, to discuss the status of the Research Program and the results thereof.

4. OPTION AND LICENSES

4.1 Research License.

4.1.1 By ABX.  Subject to the terms and conditions of this Agreement, ABX hereby grants to PSMA an exclusive license under the Licensed ABX IP Rights (a) to use the XenoMouse Animals provided by ABX solely for immunization with the Antigen for the generation, creation and identification of Antibodies that bind specifically to the Antigen, (b) to make, have made by permitted transferees specified in Section 4.1.2 and use (but not to transfer (except as provided in Section 4.1.2 below), sell, lease, offer to sell or lease, or otherwise transfer title to or an interest in) Antibody Cells that contain, express or secrete Antibodies that bind specifically to the Antigen, or Genetic Material that encodes such Antibodies, solely for use in the Research Field, (c) to make, have made by permitted transferees specified in Section 4.1.2 and use (but not to transfer (except as provided in Section 4.1.2 below), sell, lease, offer to sell or lease, or otherwise transfer title to or an interest in) Antibodies that bind specifically to the Antigen, or Genetic Material that encodes such Antibodies, and (d) to engage in such other research and development activities as may be reasonably incidental to the foregoing, in each case solely for the research and development of such Antibodies in the Research Field.  Except as expressly set forth in Section 4.3 or 8.1 below, PSMA shall not use the Licensed ABX IP Rights, the ABX Technology or any materials or information derived therefrom (including, without limitation, Antibodies, Genetic Material encoding Antibodies, and Antibody Cells) for any other use.

4.1.2 Sublicenses.  The license granted under Section 4.1.1 shall not include the right to grant sublicenses; provided, however, that PSMA shall have the right to transfer Antibodies that specifically bind to the Antigen, and Antibody Cells that contain, express or secrete such Antibodies, to third-party contractors, including, without limitation, academic or commercial collaborators performing research for or on behalf of PSMA and any manufacturer retained by PSMA to manufacture on their behalf research material, under the terms of written agreements having provisions regarding confidentiality, non-use and ownership of intellectual property consistent with those contained herein prohibiting the further transfer or disclosure of such Antibodies, Antibody Cells or the results of research with respect thereto to any third party (other than PSMA or ABX).

4.2 Option to Obtain Commercial License.  Subject to the terms and conditions of this Agreement, ABX hereby grants to PSMA the exclusive option (the “Option”) to obtain the commercial license under Section 4.3 below.  The Option may be exercised by PSMA giving ABX express written notice (the “Exercise Notice”) of exercise at any time during the period (the “Option Period”) of [*] following the Effective Date.  If PSMA fails to give the Exercise Notice to ABX on or before the expiration of the Option Period, this Agreement immediately shall terminate.  Neither PSMA, its sublicensees nor their respective Affiliates shall submit an IND for any Antibody directed to the Antigen or Product, or administer to humans any Antibody direct to the Antigen or Product, unless and until PSMA has timely exercised the Option in accordance with this Section 4.2.

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4.3 Commercial License.  Subject to the terms and conditions of this Agreement, if PSMA has timely exercised the Option in accordance with Section 4.2 above, then effective upon the date of such exercise, ABX grants to PSMA an exclusive worldwide license, with the right to grant sublicenses, under Licensed ABX IP Rights to research, develop, make, have made, use, import, offer to sell and sell Products in the Commercial Field.  Within [*] of granting any sublicense hereunder, PSMA shall provide ABX with at least the following information with respect to each sublicensee:  (i) the identity of the sublicensee; (ii) a description of the Product and the rights granted to such sublicensee; and (iii) the countries in which the Products may be sold.  Except as expressly set forth in this Agreement, PSMA shall not use the Licensed ABX IP Rights or the ABX Technology for any other use.  Any such sublicense shall be subject and subordinate to the terms and conditions of this Agreement, and PSMA shall remain responsible for all payments due to ABX hereunder.  Notwithstanding the foregoing, PSMA shall have no right to transfer, and ABX shall have no obligation to send, XenoMouse Animals to any sublicensee, without ABX’s prior written consent (which may be withheld in its sole discretion).

4.4 Grantback License.  The parties intend that this Agreement shall not restrict ABX’s freedom to operate regarding practice and commercialization of the ABX Technology (including, without limitation, XenoMouse Animals), except as expressly set forth herein regarding the Antibodies to the Antigen and the Antigen.  Accordingly, in the event that any patent owned or controlled by PSMA, that (a) arises from use of the XenoMouse Animals, the ABX Technology or the Research Program Technology, or (b) uses data or information comprising, or derived from the use of, Research Program Technology, has application other than for the manufacture, use, sale, offer for sale or import of Products, PSMA hereby grants to ABX a royalty-free, perpetual, irrevocable license, with the right to grant and authorize sublicenses, under all such patents only for use in conjunction with the use of ABX Technology (including, without limitation, XenoMouse Animals) in all fields of use, other than (during the term of the licenses granted to PSMA under Section 4.3) the manufacture, use, sale, offer for sale or import of Products.

4.5 PSMA Exclusivity.

4.5.1 At any time during which ABX is conducting immunizations or research pursuant to Section 3.1.2, neither PSMA nor its Affiliates shall create, research, develop, sell or otherwise commercialize any fully-human antibody or fragment thereof (other than an Antibody) that binds to the Antigen, or enter into any agreement with any third party for the creation, research, characterization, development, sale or other commercialization of such other fully-human antibodies or fragments thereof, without prior express written consent of ABX.

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4.5.2 Otherwise, during the term of this Agreement, neither PSMA nor its Affiliates shall create, research, develop, sell or otherwise commercialize any fully-human antibody or fragment thereof (other than an Antibody) that binds to the Antigen, or enter into any agreement with any third party for the creation, research, characterization, development, sale or other commercialization of such other fully-human antibodies or fragments thereof, without prior express written consent of ABX; provided, however, that such consent shall not be unreasonably withheld if (a) at the time of any request by PSMA for such consent, PSMA has satisfied its diligence obligations under Section 5.1.1, and (b) PSMA reasonably demonstrates that the development of such other fully-human antibody or fragment will not diminish, except for reasons outside of PSMA’s reasonably foreseeable control, the priority, personnel, funding and other resources dedicated to the future research, development and commercialization of Products hereunder.

5. COMMERCIAL DILIGENCE

5.1 Diligence Efforts.

5.1.1 PSMA (alone or with its Affiliates and/or sublicensees) shall use reasonable commercial efforts to, as expeditiously as possible, actively research, develop and obtain regulatory approvals to market in major markets throughout the world at least one Product hereunder.

5.1.2 Without limiting the generality of the obligations set forth in Section 5.1.1 above, and subject to the provisions of Section 5.1.3 below, PSMA, its sublicensee or their respective Affiliates shall file an IND with the FDA in the United States, or the foreign equivalent with the regulatory authority of competent jurisdiction in [*], for one or more Products under this Agreement within [*] after the effective date of the exercise of the Option in accordance with Section 4.2 above; provided, however, that such [*] period may be extended for [*] if, at the time of the expiration of the first [*] period, (a) PSMA reasonably demonstrates that (i) it has used commercially reasonable efforts to, as expeditiously as possible, actively research, develop and obtain regulatory approvals to market in major markets throughout the world at least one Product hereunder, and (ii) the reason for the failure to file an IND with the FDA in the United States, or the foreign equivalent with the regulatory authority of competent jurisdiction in [*], for one or more Products under this Agreement within the first [*] period are due to reasons outside of PSMA’s reasonably foreseeable control, and (b) PSMA has paid to ABX the [*] clinical milestone payment (for $[*]) listed under Section 6.2.1(a).  After the filing of an IND for a Product, PSMA, its sublicensee or their respective Affiliates shall have an active IND and actively conduct clinical trials in pursuit of regulatory approval for such Product in the United States until such Product may be sold commercially in the United States.

5.2 Research and Development Reports.  After the term of the Research Program, and assuming exercise of the Option, within [*] after the end of each [*], PSMA shall prepare and provide ABX with a reasonably detailed written report of the activities conducted under this Agreement, including, without limitation, the general results, status and potential timing of research, preclinical and clinical testing and manufacture of Products, any anticipated IND filings for Products, and any anticipated filings of any BLA and/or similar foreign marketing application for Products.  All such reports shall be Confidential Information of PSMA, unless included within a Confidentiality Exception.

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6. PAYMENTS

6.1 License Fees.  PSMA shall pay to ABX the following nonrefundable and noncreditable license fees on or before the following dates (unless, as to any such payment, this Agreement shall have been terminated, prior to the applicable payment date):

$[*]

$[*]

$[*]

$[*]

6.2 Milestone Payments.

6.2.1 Within [*] following the achievement of each of the following milestones, only with respect to the first Product to achieve such milestone, PSMA shall give written notice to ABX thereof and shall pay to ABX the corresponding nonrefundable and noncreditable milestone payments described below.

(a) Clinical Milestones:

$[*]

$[*]

$[*]

(b) Regulatory Milestones:

$[*]

$[*]

$[*]

$[*]

$[*]

$[*]

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6.2.2 If, at any time when any Clinical Milestone payment listed in Section 6.2.1 (a) above is due with respect to a Product, PSMA has not paid all other Clinical Milestone payments (if any) previously listed in Section 6.2.1(a) above with respect to such Product, then at such time PSMA shall pay all such unpaid milestone payments with respect to such Product.  If, at the time of [*] by PSMA, its sublicensee or their respective sublicensees of a Product in a particular marketing region (i.e., the [*]), PSMA has not paid all Regulatory Milestone payments for such marketing region (if any) listed in Section 6.2.1(b) above with respect to such Product, then at such time PSMA shall pay all such unpaid Regulatory Milestone payments that relate to such marketing region (if any) listed in Section 6.2.1(b) above with respect to such Product.  PSMA shall not be obligated to pay any of the milestone payments set forth in Section 6.2.1 more than once regardless of the number of different Products that it may develop or commercialize.

6.3 Royalties.

6.3.1 Within [*] following [*] of each Product in each country, PSMA shall give written notice to ABX thereof.

6.3.2 During the applicable Royalty Term, PSMA shall pay to ABX royalties equal to [*] of the aggregate Net Sales by PSMA, its sublicensees and their respective Affiliates of each Product in each country.  PSMA may offset [*] of any royalty payments actually paid by PSMA to a third party (other than an Affiliate) in consideration for a license under any bona fide patent rights (other than to the extent such patent rights cover the Antigen, antibodies directed thereto generally or their use in the Commercial Field) which would be infringed by the manufacture, use or sale of a particular Product in a particular county, against the other royalty payments owing to ABX under this Section 6.3.2 on Net Sales of such Product in such county; provided, however, that the royalty payments owing to ABX under this Section 6.3.2 with respect to Net Sales of such Product in such country shall not be reduced pursuant to this provision in the aggregate to less than [*] of Net Sales of such Product in such country.

6.3.3 If PSMA, its sublicensees or their respective Affiliates sells a Product to a third party who also purchases other products or services from PSMA, its sublicensees or their respective Affiliates, and PSMA, its sublicensees or their respective Affiliates discounts the purchase price of such Product to a greater degree than it generally discounts the price of such Product to other customers, then in such case the Net Sales for the sale of such Product to such third party shall equal the arm’s-length price that third parties would generally pay for the Product alone when not purchasing any other product or service from PSMA, its sublicensee or their respective Affiliates.  For purposes of this provision “discounting” includes establishing the list price at a lower-than-normal level.

6.3.4 If, in a given country commencing [*] after the date of [*] of a Product in such country, the market share in such country attributable to competition from [*] that is then being sold in such country equals or exceeds [*] of the total market share in such country for [*], as measured by a mutually acceptable publication or other mutually acceptable data, thereafter PSMA may reduce the royalties owing under Section 6.3.2 with respect to sales of such Product in such country by [*]; provided, however, that the royalty payments owing to ABX under Section 6.3.2 with respect to sales of such Product in such country shall not be reduced pursuant to this Section 6.3.4 to less than [*] of Net Sales of such Product in such country.

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6.3.5 No provision of this Agreement shall be construed as requiring the payment of more than a single royalty for each Net Sale of a Product regardless of the number of patented or patentable claims or amount of know-how incorporated into such Product.  ABX shall be solely liable for the payment of any royalties or other payments or fees owing under any ABX In-License as a result of the development, manufacture or sale of Products or the other activities of PSMA contemplated by this Agreement.

6.4 Royalty Reports.

6.4.1 Within [*] after the end of each [*] during the term of this Agreement following [*] of a Product by PSMA, its sublicensees or their respective Affiliates, PSMA shall furnish to ABX a written report showing in reasonably specific detail, on a Product-by-Product and country-by-country basis, (a) [*]; (b) [*]; (c) [*]; and (d) [*].

6.4.2 With respect to sales of Products invoiced in United States dollars, all such amounts shall be expressed in United States dollars.  With respect to sales of Products invoiced in a currency other than United States dollars, all such amounts shall be expressed both in the currency in which the sale is invoiced and in the United States dollar equivalent.  The United States dollar equivalent shall be calculated using the exchange rate (local currency per US$1) published in [*] on the last business day of the applicable [*].  All royalties payable hereunder shall be calculated based on Net Sales expressed in United States dollars.

6.4.3 PSMA shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable (including the determination of, and the calculation of Net Sales of, Combination Products) to be determined.

6.4.4 All royalties shown to have accrued by each royalty report provided under this Section 6.4 shall be payable on the date such royalty report is due.  Payment of royalties in whole or in part may be made in advance of such due date.

6.5 Audits.

6.5.1 Upon the written request of ABX and not more than [*] in each [*], PSMA shall permit an independent certified public accounting firm of nationally recognized standing, selected by ABX and reasonably acceptable to PSMA, at ABX’s expense, to have access during normal business hours to such of the records of PSMA as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any year ending not more than [*] prior to the date of such request.  ABX shall not be entitled to audit the same year more than once.  The accounting firm shall disclose to ABX only whether the reports are correct or not and the specific details concerning any discrepancies.  No other information shall be shared.

6.5.2 If such accounting firm concludes that royalties are owed with respect to the audited period in addition to those previously reported by PSMA to be owed, PSMA shall pay such additional royalties within [*] of the date ABX delivers to PSMA such accounting firm’s written report so concluding.  The fees charged by such accounting firm shall be paid by ABX; provided, however, if the audit discloses that the royalties payable by PSMA for such period are more than [*] of the royalties actually paid for such period, then PSMA shall pay the reasonable fees and expenses charged by such accounting firm.

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6.5.3 ABX shall treat all financial information subject to review under this Section 6.5 as confidential, and shall cause its accounting firm to retain all such financial information in confidence and, at the request of PSMA, enter into a standard form of nondisclosure agreement prior to commencing an audit.

6.6 Withholding Taxes.  PSMA shall be entitled to deduct from the royalty payments otherwise due to ABX hereunder, the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such royalty payments that are required to be withheld by PSMA, to the extent PSMA pays to the appropriate governmental authority on behalf of ABX such taxes, levies or charges.  PSMA shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of ABX by PSMA.  PSMA promptly shall deliver to ABX proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

6.7 Payment Method.  All payments by PSMA to ABX hereunder shall be in United States Dollars in immediately available funds and shall be made by wire transfer from a United States bank located in the United States to such bank account as designated from time to time by ABX to PSMA.

7. TECHNOLOGY

7.1 Ownership.  ABX shall solely own all right, title and interest in the ABX Technology and all patent rights and other intellectual property rights therein.  PSMA shall solely own all right, title and interest in and to (i) the PSMA Technology, (ii) any technology or inventions (other than ABX Technology, PSMA Technology or Research Program Technology) arising out of the Research Program, and (iii) all patent rights and other intellectual property rights therein.  ABX and PSMA shall jointly own all right title and interest in the Research Program Technology and all patent rights and other intellectual property rights therein.  Each party shall have the right, subject to the provisions of this Agreement (including, without limitation, the exclusive licenses contemplated hereby), to freely exploit, transfer, license or encumber its rights in any Research Program Technology and the patent rights and other intellectual property rights therein without the consent of, or payment or accounting to, the other party; provided, however, that if this Agreement shall terminate for any reason, (a) PSMA shall not exploit or commercialize the Research Program Technology, the Research Program Know How Rights or the Research Program Patent Rights, directly or indirectly, including, without limitation, through sublicense, without the prior written consent of ABX, and (b) ABX shall not exploit or commercialize the Research Program Technology, without the prior written consent of PSMA.  The transfer of physical possession of any Technology owned by, and the physical possession and use of any Technology by, PSMA or ABX, as the case may be, shall not be (nor be construed as) a sale, lease, offer to sell or lease, or other transfer of title of such Technology to PSMA or ABX, as the case may be.

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7.2 Assignment and Disclosure.  Each party shall cause all employees and others conducting work on its behalf under this Agreement to promptly disclose to the other party all Technology in which the other party has an ownership interest, and to assign any and all right, title and interest in all Technology and all patent rights and other intellectual property rights therein in accordance with this Agreement.  Each party shall maintain records in sufficient detail and in good scientific manner appropriate for patent purposes to properly reflect all work done and results achieved in conducting its work hereunder, and shall respond to reasonable requests of the other party for information regarding Technology in which the other party has an ownership interest.

7.3 Certain Restrictions Regarding the XenoMouse Animals.  The transfer of the XenoMouse Animals to PSMA is made expressly subject to the following terms and conditions:

7.3.1 All XenoMouse Animals transferred to PSMA shall be the sole property of ABX, and the transfer of physical possession to PSMA, and/or possession or use by PSMA, of XenoMouse Animals shall not be, nor be construed as, a sale, lease, offer to sell or lease, or other transfer of title to or any interest in any XenoMouse Animals.

7.3.2 All XenoMouse Animals shall remain in the control of PSMA at the facility described in Section 3.2 hereof (or such other location as ABX agrees in writing), and subject to the provisions of Section 12.14, PSMA shall not (and shall not attempt or purport to) transfer the XenoMouse Animals to any third party (other than ABX).

7.3.3 PSMA shall not directly or indirectly use or attempt to use the XenoMouse Animals or any materials or information derived therefrom to reproduce, generate, create or produce, through breeding, reverse-engineering, genetic manipulation or otherwise, the XenoMouse Animals or other transgenic mice or other transgenic animals.

7.3.4 PSMA shall not use the XenoMouse Animals for any purpose other than immunization with the Antigen and shall not use the immunized XenoMouse Animals or any materials or information derived therefrom or from the use thereof for any purpose other than for the generation, purification, identification, research, evaluation, and preclinical development of Antibodies that specifically bind to the Antigen in accordance with the Research Program and the further research, development and commercialization of Products.

7.3.5 Except as expressly provided in this Agreement, PSMA shall not (and shall not attempt or purport to) assign, sell, have sold, lease, offer to sell or lease, distribute, license, sublicense or otherwise transfer title to or an interest in the XenoMouse Animals or Antibody Cells derived from the XenoMouse Animals.

7.3.6 Except as expressly set forth in this Agreement, PSMA shall not (and shall not attempt or purport to) assign, sell, have sold, lease, offer to sell or lease, distribute, license, sublicense or otherwise transfer title to or an interest in Antibodies, Genetic Materials derived from the XenoMouse Animals, or products comprising an Antibody or Genetic Material that encodes an Antibody.

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7.3.7 PSMA shall not directly or indirectly use the XenoMouse Animals to make or use antibodies to any antigen other than the Antigen.

7.4 Restrictions Regarding the Technology.  Except as otherwise expressly set forth in this Agreement:

7.4.1 Prior to the exercise of the Option:  (i) PSMA shall not transfer or provide access to the ABX Technology, Research Program Technology or Products to any third party; and (ii) PSMA shall limit access to the ABX Technology, Research Program Technology or Products to those of its employees working on its premises to the extent such access is reasonably necessary to the conduct of its activities expressly authorized by this Agreement.  Notwithstanding anything contained in this Agreement to the contrary, prior to the exercise of the Option, PSMA shall have the right to transfer Antibodies that bind specifically to the Antigen, and Antibody Cells that contain, express or secrete such Antibodies, to third-party contractors, including academic or commercial collaborators, performing research for or on behalf of PSMA under the terms of written agreements having provisions regarding confidentiality, non-use, and ownership of intellectual property consistent with those contained herein and prohibiting the further transfer or disclosure of such Antibodies, Antibody Cells or the results of research with respect thereto to any third party.

7.4.2 After the exercise of the Option:  (a) PSMA shall not transfer or provide access to the ABX Technology or Research Program Technology to any third party other than to a sublicensee under Section 4.3; and (b) PSMA (or its sublicensee as applicable) shall limit access to the ABX Technology or Research Program Technology to those of its employees working on its premises to the extent such access is reasonably necessary to the conduct of its activities expressly authorized by this Agreement.  Notwithstanding anything contained in this Agreement to the contrary unless this Agreement is terminated, after the exercise of the Option, (x) PSMA (or its sublicensee as applicable) shall have the right to transfer Antibodies that bind specifically to the Antigen, and Antibody Cells that contain, express or secrete such Antibodies, to (i) third-party contractors performing research for or on behalf of PSMA (or its sublicensee as applicable); (ii) potential or actual sublicensees, collaborators or partners; in each case under the terms of written agreements having provisions regarding confidentiality, non-use, and ownership of intellectual property consistent with those contained herein and prohibiting the further transfer or disclosure of such Antibodies, Antibody Cells or the results of research with respect thereto to any third party; and (y) PSMA (or its sublicensee as applicable) shall have the right to make, use, offer for sale, sell and import Products for use in the Field.

7.4.3 PSMA acknowledges that the ABX Technology and Research Program Technology is experimental in nature and may have unknown characteristics.  PSMA shall use reasonable care in the use, handling, storage, transportation, disposition and containment of the ABX Technology and Research Program Technology.

7.4.4 Prior to the exercise of the Option, PSMA shall not (and shall not attempt or purport to) administer any materials comprising the ABX Technology or Research Program Technology to humans, or file or submit any regulatory application or other submission to obtain approval therefor.

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8. PATENT RIGHTS

8.1 Prosecution and Maintenance.

8.1.1 ABX shall have the sole right (but not the obligation), at its expense, to prepare, file, prosecute and maintain the ABX Patent Rights.

8.1.2 PSMA shall have the sole right (but not the obligation), at its expense, to prepare, file, prosecute and maintain the PSMA Patent Rights.

8.1.3 PSMA shall have the first right (but not the obligation), at PSMA’s sole expense, to prepare, file, prosecute and maintain the Research Program Patent Rights.

(a) With respect to each patent application and patent within the Research Program Patent Rights, PSMA shall (i) provide ABX with any patent application filed by PSMA promptly prior to filing and receive and, in PSMA’s reasonable discretion, incorporate reasonable comments by ABX thereon; (ii) provide ABX with any patent application filed by PSMA promptly after such filing; (iii) provide ABX promptly with copies of all substantive communications received from or filed in patent office(s) with respect to such filings and receive and incorporate reasonable comments by ABX thereon; (iv) notify ABX of any interference, opposition, reexamination request, nullity proceeding, appeal or other interparty action, review it with the ABX as reasonably requested, and receive and, in PSMA’s reasonable discretion, incorporate reasonable comments by ABX thereon; and (v) a reasonable time prior to abandoning such patent applications or patents or otherwise taking or failing to take any action that would substantially affect the scope or validity of rights under such patent applications or patents, provide ABX with notice of such proposed action, review it with the ABX as reasonably requested, and receive and, in PSMA’s reasonable discretion, incorporate reasonable comments by ABX thereon.

(b) ABX shall assist PSMA, upon request and at PSMA’s sole expense, and to the extent commercially reasonable, in preparing, filing or maintaining the patent applications and patents within the Research Program Patent Rights.

(c) If PSMA does not intend to, or will not, commence or continue the filing, prosecution or maintenance of any patent application (or continuing or divisional application) or patent within the Research Program Patent Rights in any Major Country, PSMA shall give express written notice to ABX, not less than [*] before the last date to file any such patent application (or continuing or divisional application) in such Major Country within the Research Program Patent Rights or to make any filing or submission in connection with the prosecution or maintenance thereof.  In such case, ABX shall have the right (but not the obligation), at its sole expense, to undertake the filing, prosecution and maintenance thereof, in which case such patent application and patent thereon in such Major Country shall be solely owned by ABX and shall not constitute Licensed ABX IP Rights.

(d) If the Option expires unexercised or this Agreement is terminated, ABX shall thereafter have the right (but not the obligation), at its sole expense, to undertake the filing, prosecution and maintenance of the Research Program Patent Rights.

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8.2 Enforcement.

8.2.1 ABX shall have the sole right (but not the obligation), at its expense, to enforce the ABX Patent Rights.

8.2.2 PSMA shall have the sole right (but not the obligation), at its expense, to enforce the PSMA Patent Rights.

8.2.3 PSMA shall have the first right (but not the obligation), at its sole expense, to enforce the Research Program Patent Rights.  PSMA shall keep ABX informed, consult with ABX and consider in good faith the reasonable comments of ABX, both prior to and during any such enforcement.  ABX shall assist PSMA, upon request and at PSMA’s sole expense, and to the extent commercially reasonable, in taking any action to enforce the Research Program Patent Rights.

(a) If the Option expires unexercised or this Agreement is terminated, if PSMA fails to abate an infringement of the Research Program Patent Rights, or to file an action to abate such infringement, within [*] after a written request from ABX to do so, or if PSMA discontinues the prosecution of any such action after filing, ABX at its expense may, in its discretion, undertake such action as it determines appropriate to enforce the Research Program Patent Rights.  In such case, PSMA shall assist ABX, upon request and at ABX’s sole expense, and to the extent commercially reasonable, in taking any action to enforce the Research Program Patent Rights.

(b) All monies recovered upon the final judgment or settlement of any such action shall be used (i) first [*]; (ii) second [*]; and (iii) the remainder to the account of [*].

9. CONFIDENTIALITY

9.1 Confidentiality.  During the term of this Agreement and for a period of [*] following the expiration or earlier termination hereof, unless otherwise agreed in writing by the parties, each party shall maintain in confidence the Confidential Information of the other party, shall not use or grant the use of the Confidential Information of the other party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other party except on a need-to-know basis to such party’s directors, officers and employees, and to such party’s consultants and agents working on such party’s premises, to the extent such disclosure is reasonably necessary in connection with such party’s activities as expressly authorized by this Agreement.  To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other party except as expressly permitted under this Agreement.  Each party shall notify the other party promptly upon discovery of any unauthorized use or disclosure of the other party’s Confidential Information.

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9.2 Terms of Agreement.  Neither party shall disclose any terms or conditions of this Agreement to any third party without the prior written consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) subject to having first obtained written non-disclosure and non-use agreements no less protective than those contained in this Agreement, to a third party in connection with (i) an equity investment in such party, (ii) a merger, consolidation or similar transaction by such party, (iii) the sale of all or substantially all of the assets of such party or (iv) a potential or actual sublicensee, collaborator or partner.  Notwithstanding the foregoing, the parties shall negotiate in good faith and agree upon the substance of information that can be used to describe the terms and conditions of this transaction, and each party may disclose such information, as modified by mutual written agreement the parties, without the consent of the other party, at any time following the earlier of (x) the determination that a party has produced under the Research Program one or more Antibodies that bind to the Antigen and that satisfy the functional criteria mutually agreed by the parties prior to the Effective Date, and (y) such time as such party is required by applicable securities laws or regulations to disclose such description of the terms and conditions of this transaction.

9.3 Permitted Disclosures.  The confidentiality obligations under this Section 9 shall not apply to the extent that a party, in the reasonable opinion of such party’s counsel, is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction, including, without limitation, a disclosure in connection with such party’s filing of a registration statement or other filing with the United States Securities and Exchange Commission; provided, however, that such party shall provide written notice thereof to the other party, consult with the other party with respect to such disclosure and provide the other party sufficient opportunity to comment on or object to any such disclosure or to request confidential treatment thereof.  In addition, subject to having first obtained written nondisclosure and non-use agreements no less protective than those contained in this Agreement, PSMA may disclose Confidential Information to potential or actual sublicensees, collaborators and partners.

10. INDEMNIFICATION

10.1 PSMA.  PSMA shall indemnify and hold harmless ABX, and its directors, officers, employees and agents, from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), resulting from any claims, demands, actions or other proceedings by any third party to the extent resulting from to (a) the material breach of any representation, warranty or covenant by PSMA under this Agreement; (b) the use of the Licensed ABX IP Rights, ABX Technology or Research Program Technology by PSMA or its sublicensees; (c) the manufacture, use, sale, handling or storage of Products by PSMA, its sublicensees or their respective Affiliates, customers or end-users; or (d) the use of the Confidential Information of ABX by PSMA or its sublicensees; provided, however, that PSMA shall not be obligated to indemnify or hold harmless ABX for Liabilities to the extent that such Liabilities arise from:  (i) the gross negligence or willful misconduct of ABX; (ii) claims that technology underlying the Licensed ABX IP Rights infringes Core Third-Party Patents; or (iii) claims that ABX has otherwise misappropriated the trade secrets or other proprietary information of third parties.

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10.2 ABX.  ABX shall indemnify and hold harmless PSMA, and its directors, officers, employees and agents, from and against all Liabilities resulting from any claims, demands, actions or other proceedings by any third party to the extent resulting from (a) the material breach of any representation, warranty or covenant by ABX under this Agreement; or (b) the use by ABX of the Confidential Information of PSMA; provided, however, that ABX shall not be obligated to indemnify or hold harmless PSMA for Liabilities to the extent that such Liabilities arise from:  (i) the gross negligence or willful misconduct of PSMA; or (ii) claims that PSMA has misappropriated the trade secrets or other proprietary information of third parties.

10.3 Procedure.  If a party (the “Indemnitee”) intends to claim indemnification under this Section 10, it shall promptly notify the other party (the “Indemnitor”) in writing of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other party represented by such counsel in such proceeding.  The obligations of this Section 10 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 10, but the omission so to deliver written notice to the Indemnitor shall not relieve it of any obligation that it may have to any party claiming indemnification otherwise than under this Section 10.  The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 10.

11. TERM; TERMINATION

11.1 Term.  This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 4.2 above or this Section 11, shall continue in effect until the expiration of PSMA’s obligation to pay royalties hereunder.  Following the expiration of this Agreement on a Product-by-Product and country-by-country basis, PSMA’s license hereunder shall be fully paid-up and perpetual.

11.2 Termination for Breach.  If a party has materially breached any of its other obligations hereunder, and such material breach shall continue for [*] after written notice of such breach was provided to the breaching party by the nonbreaching party, the nonbreaching party shall have the right at its option to terminate this Agreement effective at the end of such [*] period.

11.3 Termination by PSMA.  PSMA may terminate this Agreement at any time upon [*] prior written notice to ABX.

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11.4 Effect of Expiration or Termination.

11.4.1 Accrued Obligations.  Expiration or termination of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of a party prior to such expiration or termination.  Without limiting the foregoing, Sections 4.4, 7, 8, 9, 10, 11.4 and 11.5 of this Agreement shall survive any expiration or termination of this Agreement.

11.4.2 Handling of Technology.  Except as otherwise expressly set forth in this Agreement, promptly upon the expiration or earlier termination of this Agreement, (a) PSMA shall destroy all physical embodiments of the Research Program Technology; provided, however, that PSMA shall deliver to ABX copies of any research results or reports that are reasonably necessary for ABX to exercise its rights under Section 8.1.3(d); (b) PSMA shall destroy or return to ABX (as ABX shall direct) all remaining ABX Technology; and (c) except as otherwise provided in clause (a), each party shall return to the other party all tangible items regarding the Confidential Information of the other party and all copies thereof; provided, however, that each party shall have the right to retain one (1) copy for its legal files for the sole purpose of determining its obligations hereunder.

11.4.3 Stock in Hand.  In the event this Agreement is terminated for any reason, PSMA and its Affiliates and sublicensees shall have the right, for a period not to exceed [*] after the date of such termination, to sell or otherwise dispose (consistent with all applicable regulations and law and subject to Sections 6.3 through 6.6 of this Agreement) of the stock of any Product subject to this Agreement then on hand.

11.4.4 Sublicenses.  Upon termination of this Agreement for any reason, any third-party licensee of PSMA which has not breached in any material respect its sublicense shall be entitled to receive a license directly from ABX granting rights substantially the same as those granted in such sublicense and containing obligations as a licensee similar to those set forth in this Agreement; provided, however, that (a) each such sublicensee shall expressly agree in writing to be bound by the terms and conditions of such direct license, and (b) the obligations of ABX under any such direct license shall be no greater than the obligations of ABX hereunder.

11.5 Certain Bankruptcy Matters.  In the event a party (the “grantor”) rejects this Agreement pursuant to Section 365 of the U.S. Bankruptcy Code, all rights and licenses granted under or pursuant to this Agreement by the grantor to the other party (the “grantee”) are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(52) of the U.S. Bankruptcy Code.  The parties agree that the grantee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.  The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against the grantor under the U.S. Bankruptcy Code, the grantee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property upon written request therefor by the grantee.  Such intellectual property and all embodiments thereof shall be promptly delivered to the grantee

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(i) upon any such commencement of a bankruptcy proceeding upon written request therefor by the grantee, unless the grantor elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the grantor, as the case may be, upon written request therefor by the grantee.  The grantor shall not interfere with the rights of the grantee as provided in this Agreement, or any agreement supplementary hereto, to such intellectual property (including all such embodiments thereof), including any right of the grantee to obtain such intellectual property (or such embodiment) from any other entity.

12. MISCELLANEOUS

12.1 Governing Law.  This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof.

12.2 Waiver.  No waiver by a party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

12.3 Assignment.  Neither this Agreement nor any right or obligation hereunder may be assigned or delegated, in whole or part, by either party without the prior express written consent of the other; provided, however, that either party may, without the written consent of the other, assign this Agreement and its rights and delegate its obligations hereunder in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction.  Any permitted assignee shall assume all obligations of its assignor under this Agreement.  Any purported assignment in violation of this Section 12.3 shall be void.  Notwithstanding the foregoing, ABX shall not be obligated without its consent to send XenoMouse Animals to any party other than PSMA, nor subject to the provisions of Section 12.14 shall PSMA have the right to transfer XenoMouse Animals to any other party without ABX’s prior written consent.  The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.

12.4 Independent Contractors.  The relationship of the parties hereto is that of independent contractors.  The parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

12.5 Further Actions.  Each party agrees to execute, acknowledge and deliver such further documents and instruments and to perform all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.6 Notices.  All requests and notices required or permitted to be given to the parties hereto shall be given in writing, shall expressly reference the section(s) of this Agreement to which they pertain, and shall be delivered to the other party, effective on receipt, at the appropriate address as set forth below or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.

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If to ABX:
             Abgenix, Inc.
           7601 Dumbarton Circle
           Fremont, California  94555
           Attn:  President

with a copy to:

[*]

If to PSMA:

PSMA Development Company LLC
           777 Old Saw Mill River Road
           Tarrytown, New York  10591
           Attn:           Ronald J. Prentki
               Representative

with a copy to:

Progenics Pharmaceuticals, Inc.
           777 Old Saw Mill River Road
Tarrytown, New York  10591
Attn:           Philip K. Yachmetz
    General Counsel

12.7 No Implied Licenses.  Only licenses and rights granted expressly herein shall be of legal force and effect.  No license or other right shall be created hereunder by implication, estoppel or otherwise.

12.8 Force Majeure.  Nonperformance of a party (other than for the payment of money) shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, flood, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party; provided, however, that the nonperforming party shall use commercially reasonable efforts to resume performance as soon as reasonably practicable.

12.9 No Consequential Damages.  IN NO EVENT SHALL A PARTY BE LIABLE FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 12.9 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 10 ABOVE.

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12.10 Third-Party Rights.  Notwithstanding anything to the contrary in this Agreement, the grant of rights by ABX under this Agreement shall be subject to and limited in all respects by the terms of the applicable ABX In-License(s) pursuant to which ABX acquired any Licensed ABX IP Rights, and all rights or sublicenses granted under this Agreement shall be limited to the extent that ABX may grant such rights and sublicenses under such ABX In-Licenses.  Additionally, and without limiting the foregoing, the rights granted to PSMA hereunder, including, without limitation, any grant of “exclusive” rights, shall be subject to the rights granted to or retained by [*].

12.11 Complete Agreement.  This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof, and all prior representations, understandings and agreements regarding the subject matter hereof (including, without limitation,, the Material Transfer Agreement), either written or oral, expressed or implied, are superseded and shall be and of no effect.

12.12 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same agreement.

12.13 Headings.  The captions to the several sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

12.14 Service Agreement.  The parties hereto acknowledge that the activities contemplated to be performed by PSMA under the Research Program are expected to be conducted on PSMA’s behalf by Progenics, under the terms of a written services agreement between PSMA and Progenics.  In connection therewith, for so long and only so long as Progenics is obligated under the terms of such written services agreement to perform services for and on behalf of PSMA, PSMA may disclose to Progenics information regarding the Research Program, including its objectives, status and results, and information regarding this Agreement, in each case including Confidential Information, subject to first having obtained a written agreement containing non-disclosure and non-use provisions no less restrictive than those contained in this Agreement.  Any action under the Research Program which may be taken by PSMA hereunder may be taken on its behalf by Progenics pursuant to such written services agreement.  PSMA shall be liable for all acts and omissions of Progenics, its employees, consultants and agents to the same extent as if such acts and omissions had been made by PSMA or its employees.  Progenics has, and at all times during the term of this Agreement shall have and acquire, no right, title or interest in or to the ABX Technology, the Research Program Technology or any other results of the Research Program or the other activities conducted under this Agreement.

12.15 Members of PSMA.  PSMA has informed ABX that PSMA is a Delaware limited liability company, the outstanding membership interest of which are owned fifty percent (50%) by Progenics and fifty percent (50%) by Cytogen.  Notwithstanding anything in this Agreement to the contrary, PSMA and Progenics may disclose information regarding the Research Program, including its objectives, status and results, and information regarding this Agreement, in each case including Confidential Information, to Cytogen subject to first having obtained a written agreement containing non-disclosure and non-use provisions no less restrictive than those contained in this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

ABGENIX, INC.

By:	_____________________________
Name:
Title:

PSMA DEVELOPMENT COMPANY, LLC

By:	_____________________________
Name:
Title:

To the extent Progenics performs any services on behalf of PSMA as provided in Section 12.14, Progenics hereby agrees to be bound by the terms of this Agreement applicable to such services.

PROGENICS PHARMACEUTICALS, INC.

By:	_____________________________
Name:
Title:

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EXHIBIT A

RESEARCH PROGRAM

[*]

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A-1

EXHIBIT B

ABX PROTOCOLS

[*]

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B-1

EXHIBIT C

ABX PATENT RIGHTS

I.           Owned by Abgenix

[*]

II.           Licensed to ABX

[*]

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C-1